Exhibit 99.1

MathStar, Inc. to Present at the Eighth Annual Needham & Company, LLC
Growth Conference

          MINNETONKA, Minn., Jan. 5 /PRNewswire-FirstCall/ -- MathStar, Inc. (Nasdaq: MATH), the FPOA(TM) leader, today announced that Chief Executive Officer Doug Pihl and Chief Financial Officer James Cruckshank will present at the Eighth Annual Needham & Company, LLC Growth Conference.  The presentation will be on Tuesday, January 10th in New York City at 4:30 PM Eastern Standard Time.  The presentation will include information on the company’s patented Field Programmable Object Array(TM) technology as well as the company’s plans for establishing it as the next generation of programmable logic.  To access a live audio webcast of the presentation, please visit http://www.wsw.com/webcast/needham13/math/ .  Listeners are advised to go to the website at least 10 minutes prior to the presentation to register.

          Company presentations will be archived for public replay for a limited period of time after the presentation date.  Please note that statements in the presentation are as of the date of the presentation and MathStar does not assume any obligation to update the archived presentation.  In addition, matters discussed in the presentation may include forward-looking statements and comments about the development of our products and markets, which are based on our current plans and assumptions.  Actual results in future periods may differ from current expectations due to any number of risks and uncertainties, including those described from time to time in reports filed by MathStar with the U.S. Securities and Exchange Commission, including, but not limited to MathStar’s most recent reports on Form S-1 and 10-Q.

          About MathStar
          MathStar designs, develops and markets a new class of semiconductor integrated circuit, or chip, it calls field programmable object arrays, or FPOAs.  MathStar is headquartered in Minnetonka, Minnesota, with a facility in Hillsboro, Oregon.

          Forward-Looking Statements
          Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions.  These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, MathStar’s need for and the availability of future financing, the timing and market acceptance of its product introductions, the quality of its FPOAs, MathStar’s ability to develop effective design tools, its reliance on third-party contractors, competition, MathStar’s ability to protect its intellectual property, its reliance on contracts and relationships with the United States government, its reliance on existing management, the demands of becoming a publicly-held company, MathStar’s ability to address the material weaknesses in its internal controls on a timely basis, and the other factors disclosed in MathStar’s filings with the U.S. Securities and Exchange Commission.  MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE  MathStar, Inc.
          -0-                                                  01/05/2006
          /CONTACT:  Douglas M. Pihl or James W. Cruckshank, both of MathStar, Inc.,
+1-952-746-2200, info@mathstar.com /
          /Web site:  http://www.mathstar.com /
          (MATH)